                                                                     Exhibit 4.1



                   AMERICAN REAL ESTATE INVESTMENT CORPORATION

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                          DATED AS OF DECEMBER 12, 1997



                                    ARTICLE I

                                      NAME

     The name of the corporation is:

                   AMERICAN REAL ESTATE INVESTMENT CORPORATION


                                   ARTICLE II

                               PURPOSES AND POWERS

     Section 2.1. PURPOSES.

     (a) The purpose of the Company is to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended from time to time, or any successor statute (the "Code")) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of the Charter, "REIT" means a real estate investment trust as defined in Sections 856 through 860 of the Code.

     Section 2.2. POWERS. The Company shall have all of the powers granted to corporations by the Maryland General Corporation Law ("MGCL") and all other powers set forth in the Charter which are not inconsistent with law and are appropriate to promote and attain the purposes set forth in the Charter.

                                   ARTICLE III

                PRINCIPAL OFFICE IN THE STATE AND RESIDENT AGENT

     The post office address and principal office of the Company in the State of Maryland is c/o The Prentice-Hall Company System, Maryland, 11 East Chase Street, Baltimore, Maryland 21202. The name and address of the resident agent of the Company in the State of Maryland is The Prentice-Hall Company System, Maryland, 11 East Chase Street, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.


                                   ARTICLE IV

                               BOARD OF DIRECTORS

     Section 4.1. CLASSIFICATION AND NUMBER.

     (a) The number of directors of the Company (the "Directors") shall be seven. The number may be increased or decreased pursuant to the Bylaws of the Company (which action may not affect the tenure of office of any Director), but shall never be more than fifteen nor less than the minimum number permitted by the General Laws of the State of Maryland now or hereafter in force.

     (b) The Directors (other than any Director elected solely by holders of one or more classes or series of Preferred Stock) shall be divided into three classes, as nearly equal in number as possible. The first Class of Directors (Class I) shall hold office initially for a term expiring at the first annual meeting of stockholders after December 12, 1997 (the "Closing Date"). The Second Class of Directors (Class II) shall hold office initially for a term expiring at the second annual meeting of stockholders after the Closing Date. The Third Class of Directors (Class III) shall hold office initially for a term expiring at the third annual meeting of stockholders after the Closing Date. Directors elected to succeed those Directors whose terms have thereupon expired shall be elected for a term of office of three years and until the election and qualification of their successors. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain, if possible, the equality of the number of Directors in each class, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director. If such equality is not possible, the increase or decrease shall be apportioned among the classes in such a way that the difference in the number of Directors in any two classes shall not exceed one. Stockholder votes to elect Directors shall be conducted in the manner provided in the Bylaws.

     (c) The name and class of the Directors who shall serve as the initial Directors after the Closing Date and until their successors are duly elected and qualified is:


NAME                                              CLASS
----                                              -----

Jim Mulvihill                                     Class III
Evan Zucker                                       Class I
David Lesser                                      Class III
Jeffrey Kelter                                    Class II
David McBride                                     Class III
Robert Branson                                    Class II
Timothy McBride                                   Class I


         Section 4.2. VACANCIES. Subject to the rights of the holders of any class of stock separately entitled to elect one or more Directors, the stockholders may elect a successor to fill a vacancy on the Board which results from the removal of a Director. A Director elected by the stockholders to fill a vacancy which results from the removal of a Director serves for the balance of the term of the removed Director. Subject to the rights of the holders of any class of stock separately entitled to elect one or more Directors, a majority of the remaining Directors, whether or not sufficient to constitute a quorum, may fill a vacancy on the Board which results from any cause except an increase in the number of Directors, and a majority of the entire Board may fill a vacancy which results from an increase in the number of Directors. A Director elected by the Board to fill a vacancy serves until the next annual meeting of stockholders and until his or her successor is elected and qualifies.

     Section 4.3. RESIGNATION, REMOVAL OR DEATH. Any Director may resign by written notice to the Board, effective upon execution and delivery to the Company of such written notice or upon any future date specified in the notice, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect one or more Directors, any Director or the entire Board may be removed at any time with cause, by the affirmative vote of the holders of not less than a majority of the then outstanding voting stock.

     Section 4.4. BUSINESS ACTIVITIES BY DIRECTORS. Unless otherwise agreed between the Company and a Director, each individual Director may engage in other business activities of the type conducted by the Company and is not required to present to the Company any investment opportunities presented to them even though the investment opportunities may be within the scope of the Company's investment policies.

     Section 4.5. INDEPENDENT DIRECTORS. Notwithstanding anything herein to the contrary, at all times (except during a period not to exceed sixty (60) days following the death, resignation, incapacity or removal from office of a Director prior to the expiration of the Director's term or office), two of the Directors shall be "Independent Directors." Independent Directors shall mean Directors who are not (i) officers of the Company, (ii) related to officers of the Company or (iii) holders, or officers or directors of such holders, of more than 5% of the issued and outstanding Shares of capital stock of the Company on a fully diluted basis.

     Section 4.6. GENERAL.

     The Board shall, consistent with applicable law, have power in its sole discretion to determine from time to time in accordance with sound accounting practice or other reasonable valuation methods what constitutes annual or other net profits, earnings, surplus or net assets in excess of capital; to fix and vary from time to time the amount to be reserved as working capital, or determine that retained earnings or surplus shall remain in the hands of the Company; to set apart out of any funds of the Company such reserve or reserves in such amount or amounts and for such proper purpose or purposes as it shall determine and to abolish any such reserve or any part thereof; to redeem or purchase its stock or to distribute and pay distributions or dividends in stock, cash or other securities or property, out of surplus or any other funds or amounts legally available therefor, at such times and to the stockholders of record on such dates as it may, from time to time, determine; to determine the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); to determine the fair value and any matters relating to the acquisition, holding and disposition of any assets by the Company; and to determine whether and to what extent and at what times and places and under what conditions and regulations the books, accounts and documents of the Company, or any of them, shall be open to the inspection of stockholders, except as otherwise provided by statute or by the Bylaws, and, except as so provided, no stockholder shall have any right to inspect any book, account or document of the Company unless authorized so to do by resolution of the Board.

                                    ARTICLE V

                                  CAPITAL STOCK

     Section 5.1. The total number of shares of stock of all classes which the Company has authority to issue is sixty five million (65,000,000) shares of capital stock, par value $.001 per share (the "Shares"), amounting in aggregate par value to $65,000. All of such shares are initially classified as "Common Stock". The Board may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital stock.

     Section 5.2. Subject to Article VI, the following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Common Stock of the Company:

          (a) Each share of Common Stock shall have one vote, and, except as otherwise provided in respect of any class of stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock. Shares of Common Stock shall not have cumulative voting rights.

          (b) Subject to the provisions of law and any preferences of any class of stock hereafter classified or reclassified, dividends, including dividends payable in shares of another class of the Company's stock, may be paid ratably on the Common Stock at such time and in such amounts as the Board may deem advisable.

          (c) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, together with the holders of any other class of stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Company, to share ratably in the net assets of the Company remaining, after payment or provision for payment of the debts and other liabilities of the Company and the amount to which the holders of any class of stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Company shall be entitled.

     Section 5.3. Subject to Article VI and subject to the foregoing, the power of the Board to classify and reclassify any of the shares of capital stock shall include, without limitation, subject to the provisions of the Charter, authority to classify or reclassify any unissued shares of such stock into a class or classes of preferred stock, preference stock, special stock or other stock, and to divide and classify any unissued shares of any class into one or more series of such class, by determining, fixing, or altering one or more of the following:

          (a) The distinctive designation of such class or series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized capital stock and be subject to classification and reclassification as provided in this sub-paragraph.

          (b) Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating.

          (c) Whether or not shares of such class or series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights.

          (d) Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board shall determine.

          (e) Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

          (f) The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Company, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.

          (g) Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any stock of the Company, or upon any other action of the Company, including action under this sub-paragraph, and, if so, the terms and conditions thereof.

          (h) Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and the Charter of the Company.

     Section 5.4. Subject to Article VI and for the purposes hereof and of any articles supplementary to the Charter providing for the classification or reclassification of any shares of capital stock or of any other Charter document of the Company (unless otherwise provided in any such articles or document), any class or series of stock of the Company shall be deemed to rank:

          (a) prior to another class or series either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series;

          (b) on a parity with another class or series either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class or series of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series; and

          (c) junior to another class or series either as to dividends or upon liquidation, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.

     Section 5.5. AUTHORIZATION BY BOARD OF STOCK ISSUANCE. The Board is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board and without any action by the stockholders. Notwithstanding any other provision in the Charter, no determination shall be made by the Board nor shall any transaction be entered into by the Company which would cause any Shares or other equity interest in the Company not to constitute "transferable shares" or "transferable certificates of beneficial interest" under Section 856(a)(2) of the Code or which would cause any distribution to constitute a preferential dividend as described in Section 562(c) of the Code.

     Section 5.6. FRACTIONAL SHARES OF STOCK. The Company may, without the consent or approval of any stockholder, issue fractional Shares of stock, eliminate a fraction of a share by rounding up or down to a full share of stock, arrange for the disposition of a fraction of a share of stock by the person entitled to it, or pay cash for the fair value of a fraction of a share of stock.

     Section 5.7. PREEMPTIVE RIGHTS. No holder of any stock or any other securities of the Company, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any stock or any other securities of the Company other than such, if any, as the Board, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board, in its sole discretion, may fix; and any stock or other securities which the Board may determine to offer for subscription may, as the Board in its sole discretion shall determine, be offered to the holders of any class, series or type of stock or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities at the time outstanding.

     Section 5.8. CONTROL SHARES. Pursuant to Section 3-702(b) of the MGCL, the terms of Subtitle 7 of Title 3 of such law (the "Control Shares Statute") shall be inapplicable to any acquisition of Control Shares (as that term is defined in the Control Shares Statute) that is not prohibited by the terms of Article VI of the Charter.

                                   ARTICLE VI

                 RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

     Section 6.1. DEFINITIONS. For the purpose of this Article VI, the following terms shall have the following meanings:

     (a) AMEX. The term "AMEX" shall mean the American Stock Exchange, Inc.

     (b) Beneficial Ownership. The term "Beneficial Ownership" shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

     (c) Business Day. The term "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York authorized or required by law, regulation or executive order to close.

     (d) Charitable Beneficiary. The term "Charitable Beneficiary" shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to
Section 6.3.7, provided that each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) and 170(c)(2) of the Code.

     (e) Charitable Trust. The term "Charitable Trust" shall mean any trust provided for in Section 6.2.1(b)(i) and Section 6.3.1.

     (f) Charitable Trustee. The term "Charitable Trustee" shall mean the Person unaffiliated with the Company and a Prohibited Owner, that is appointed by the Company to serve as trustee of the Charitable Trust.

     (g) Constructive Ownership. The term "Constructive Ownership" shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

     (h) Excepted Holder. The term "Excepted Holder" shall mean a stockholder of the Company for whom an Excepted Holder Limit is created by the Board pursuant to Section 6.2.7.

     (i) Excepted Holder Limit. The term "Excepted Holder Limit" shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board pursuant to Section 6.2.7 and subject to adjustment pursuant to Section 6.2.7, the percentage limit established by the Board for such Excepted Holder pursuant to Section 6.2.7.

     (j) Hudson Bay Excepted Holder Limit. The term "Hudson Bay Excepted Holder Limit" shall mean, subject to adjustment pursuant to Section 6.2.7, 40% of the Common Stock outstanding or treated as outstanding under Section 544 of the Code; provided that no Person that is a Beneficial Owner of Hudson Bay may Beneficially Own more than 4.9% of the Common Stock outstanding or treated as outstanding under Section 544 of the Code. Hudson Bay shall be subject to the Ownership Limit with respect to any Preferred Stock acquired.

     (k) Initial Date. The term "Initial Date" shall mean the date upon which the Charter containing this Article VI is filed for record with the State Department of Assessments and Taxation of Maryland.

     (l) Market Price. The term "Market Price" on any date shall mean, with respect to any class or series of outstanding Shares, the Closing Price for such Shares on such date. The "Closing Price" on any date shall mean the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the AMEX or, if such Shares are not listed or admitted to trading on the AMEX, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Shares are listed or admitted to trading or, if such Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the NASDAQ Stock Market or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the Board or, in the event that no trading price is available for such Shares, the fair market value of Shares, as determined in good faith by the Board.

     (m) McBride Family. The term "McBride Family" shall mean David McBride, Michael McBride and Timothy McBride, each of their parents, brothers, sisters, spouses and children, any lineal descendants of any of the foregoing, any estates of any of the foregoing and any trusts now or hereafter established for the benefit of any of the foregoing. As referred to herein, a "branch" of the McBride Family shall mean all Persons referred to in the preceding sentence whose ownership of Common Stock is Beneficially Owned by one individual who is part of the McBride Family (as the term "individual" is defined in Section 542(a)(2) of the Code, as modified by Section 856(h)(3) of the Code); provided that a Person shall be treated as part of the "branch" that results in the greatest Beneficial Ownership by an individual who is part of the McBride Family and such Person shall not be treated as part of any other "branch."

     (n) McBride Family Excepted Holder Limit. The term "McBride Family Excepted Holder Limit" shall mean, subject to adjustment pursuant to Section 6.2.7 and this Section 6.1(n), 39.9% of the Common Stock outstanding. The McBride Family Excepted Holder Limit shall be reduced to 35% at such time as any branch of the McBride Family Beneficially Owns less than 4.9% of the outstanding Common Stock, provided that if three or more branches of the McBride Family each Beneficially Own 4.9% or more of the outstanding Common Stock, the McBride Family Excepted Holder Limit shall not be reduced pursuant to this sentence. The McBride Family Excepted Holder Limit shall be further reduced to 30.1% at such time as any two branches of the McBride Family each Beneficially Owns less than 4.9% of the outstanding Common Stock, provided that if two or more branches of the McBride Family each Beneficially

Own 4.9% or more of the outstanding Common Stock, the McBride Family Excepted Holder Limit shall not be reduced pursuant to this sentence. At such time as any branch of the McBride Family Beneficially Owns 4.9% or less of the outstanding Common Stock, the Person included in such branch will be subject to the Ownership Limit and the Common Stock Beneficially Owned by such Person shall no longer be considered in determining the McBride Family's Beneficial Ownership for purposes of the McBride Family Excepted Holder Limit. The McBride Family shall be subject to the Ownership Limit with respect to any Preferred Stock acquired.

     (o) Ownership Limit. The term "Ownership Limit" shall mean (i) with respect to the Common Stock, 4.9% (in value or number of shares, whichever is more restrictive) of the outstanding shares of Common Stock; and (ii) with respect to any class or series of Preferred Stock, 9.9% (in value or number of shares, whichever is more restrictive) of the outstanding shares of such class or series of Preferred Stock.

     (p) Person. The term "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

     (q) Prohibited Owner. The term "Prohibited Owner" shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 6.2.1, would Beneficially Own or Constructively Own Shares, and if appropriate in the context, shall also mean any Person who would have been the record owner of Shares that the Prohibited Owner would have so owned.

     (r) Restriction Termination Date. The term "Restriction Termination Date" shall mean the first day after the Initial Date on which the Board determines that it is no longer in the best interests of the Company to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Shares set forth herein is no longer required in order for the Company to qualify as a REIT.

     (s) Transfer. The term "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Shares or the right to vote or receive dividends on Shares, including (a) a change in the capital structure of the Company, (b) a change in the relationship between two or more Persons which causes a change in Beneficial Ownership or Constructive Ownership of Shares, (c) the granting or exercise of any option or warrant (or any disposition of any option or warrant), pledge, security interest, or similar right to acquire Shares, (d) any disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right and (e) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned, or Beneficially Owned and whether by operation of law or otherwise. (For purposes of this Article

VI, the right of a limited partner in American Real Estate Investment, L.P., a Delaware limited partnership, to require the Company to issue, at the Company's option, cash or Common Stock in exchange for such limited partner's units of partnership interest pursuant to Article XII of the Agreement of Limited Partnership of American Real Estate Investment, L.P. shall not be considered to be an option or similar right to acquire Shares of the Company, but any actual issuance shall be a Transfer of Common Stock.) The terms "Transferring" and "Transferred" shall have the correlative meanings.

     Section 6.2. SHARES.

          Section 6.2.1. OWNERSHIP LIMITATIONS. During the period commencing on the Initial Date and prior to the Restriction Termination Date:

          (a)  Basic Restrictions.

               (i) (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Ownership Limit;
(2) no Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit for such Excepted Holder; (3) the McBride Family shall not Beneficially Own or Constructively Own Shares in excess of the McBride Family Excepted Holder Limit; and (4) Hudson Bay shall not Beneficially Own or Constructively Own Shares in excess of the Hudson Bay Excepted Holder Limit.

               (ii) No Person shall Beneficially or Constructively Own Shares to the extent that (1) such Beneficial Ownership of Shares would result in the Company being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or (2) such Beneficial or Constructive Ownership of Shares would result in the Company otherwise failing to qualify as a REIT (including, but not limited to, Constructive Ownership that would result in the Company owing (actually or Constructively) an interest in a tenant that is described in
Section 856(d)(2)(B) of the Code if the income derived by the Company from such tenant would cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

               (iii) No Person shall Transfer any Shares if, as a result of the Transfer, the Shares would be beneficially owned by less than 100 Persons (determined without reference to the rules of attribution under Section 544 of the Code). Notwithstanding any other provisions contained herein, any Transfer of Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of the AMEX or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in Shares being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void AB INITIO, and the intended transferee shall acquire no rights in such Shares.

          (b) Transfer in Trust. If any Transfer of Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of the AMEX or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 6.2.1(a)(i) or (ii),

               (i) then that number of Shares the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 6.2.1(a)(i) or (ii) (rounded to the higher whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 6.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Shares; or

               (ii) if the transfer to the Charitable Trust described in clause
(i) of this sentence would not be effective for any reason to prevent the violation of Section 6.2.1(a)(i) or (ii), then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 6.2.1(a)(i) or
(ii) shall be void AB INITIO, and the intended transferee shall acquire no rights in such Shares.

          Section 6.2.2. REMEDIES FOR BREACH. If the Board or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section
6.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any Shares in violation of Section 6.2.1 (whether or not such violation is intended), the Board or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Company to redeem Shares, refusing to give effect to such Transfer on the books of the Company or instituting proceedings to enjoin such transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 6.2.1 shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void AB INITIO as provided above irrespective of any action (or non-action) by the Board or a committee thereof.

          Section 6.2.3. NOTICE OF RESTRICTED TRANSFER. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 6.2.1(a), or any Person who would have owned Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 6.2.1(b), shall immediately give written notice to the Company of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Company such other information as the Company may request in order to determine the effect, if any, of such acquisition or ownership on the Company's status as a REIT.

          Section 6.2.4. OWNERS REQUIRED TO PROVIDE INFORMATION FROM THE INITIAL DATE AND PRIOR TO THE RESTRICTION TERMINATION DATE:

          (a) every owner of more than 1% (or such other percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Shares, within 30 days after the end of each taxable year, shall give written notice to the Company stating the name and address of such owner, the number of Shares Beneficially and Constructively Owned and a description of the manner in which such Shares are held; provided that a stockholder of record who holds outstanding Shares as nominee for another Person, which other Person is required to include in gross income the dividends received on such Shares (an "Actual Owner"), shall give written notice to the Company stating the name and address of such Actual Owner and the number of Shares of such Actual Owner with respect to which the stockholder of record is nominee. Each owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such Beneficial and Constructive Ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limit.

          (b) each Person who is a Beneficial or Constructive Owner of Shares and each Person (including the stockholder of record) who is holding Shares for a Beneficial or Constructive Owner shall provide to the Company such information as the Company may request, in good faith, in order to determine the Company's status as a REIT and to comply with requirements of any taking authority or governmental authority or to determine such compliance.

          Section 6.2.5. REMEDIES NOT LIMITED. Subject to Section 4.1 of the Charter, nothing contained in this Section 6.2 shall limit the authority of the Board to take such other action as it deems necessary or advisable to protect the Company and the interests of its stockholders in preserving the Company's status as a REIT.

          Section 6.2.6. AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of this Section 6.2, Section 6.3 or any definition contained in Section 6.1, the Board shall have the power to determine the application of the provisions of this Section 6.2 or Section 6.3 with respect to any situation based on the facts known to it. If Section 6.2 or 6.3 requires an action by the Board and the Charter fails to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 6.1, 6.2 or 6.3.

          Section 6.2.7. EXCEPTIONS.

          (a) The Board, in its sole and absolute discretion, may grant to any Person who makes a request therefor an exception to the Ownership Limit if: (i) such Person submits to the Board information satisfactory to the Board, in its reasonable discretion, demonstrating that such Person is not an individual for purposes of Section 542(a)(2) of the Code (determined taking into account
Section 856(h)(3)(A) of the Code); (ii) such Person submits to the Board information satisfactory to the Board, in its reasonable discretion, demonstrating that no Person who is an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code) would be considered to Beneficially Own Shares in excess of the Ownership Limit by reason of the Excepted Holder's ownership of Shares in excess of the Ownership Limit pursuant to the exception granted under this subparagraph
(a); (iii) such Person submits to the Board information satisfactory to the Board, in its reasonable discretion, demonstrating that clause (2) of subparagraph (a)(ii) of Section 6.2.1 will not be violated by reason of the Excepted Holder's ownership of Shares in excess of the Ownership Limit pursuant to the exception granted under this subparagraph (a); and (iv) such Person provides to the Board such representations and undertakings, if any, as the Board may, in its reasonable discretion, require to ensure that the conditions in clauses (i), (ii) and (iii) hereof are satisfied and will continue to be satisfied throughout the period during which such Person owns Share in excess of the Ownership Limit pursuant to any exception thereto granted under this subparagraph (a), and such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will result in the application of the remedies set forth in
Section 6.2 with respect to Shares held in excess of the Ownership Limit with respect to such Person (determined without regard to the exception granted such Person under this subparagraph (a)).

          (b) Prior to granting any exception pursuant to subparagraph (a), the Board may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Board, in its sole and absolute discretion necessary or advisable in order to determine or ensure the Company's status as a REIT; provided, however, that the Board shall not be obligated to require obtaining a favorable ruling or opinion in order to grant an exception hereunder.

          (c) Subject to Section 6.2.1(a)(ii), an underwriter that participates in a public offering or a private placement of Shares (or securities convertible into or exchangeable for Shares) may Beneficially or Constructively Own Shares (or securities convertible into or exchangeable for Shares) in excess of the Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.

          (d) The Board may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Ownership Limit.

          (e) The Board may only reduce the McBride Family Excepted Holder Limit below 39.9%: (i) with the written consent of the McBride Family, or (ii) pursuant to the terms and conditions of Section 6.1(n).

          (f) The Board may only reduce the Hudson Bay Excepted Holder Limit below 40% with the written consent of Hudson Bay.

          Section 6.2.8. INCREASE IN OWNERSHIP LIMIT. The Board may from time to time increase the Ownership Limit, subject to the limitations provided in this
Section 6.2.8.

          (a) The Ownership Limit may not be increased if, after giving effect to such increase, five Persons who are considered individuals pursuant to
Section 542 of the Code, as modified by Section 856(h)(3) of the Code (taking into account all of the Excepted Holders), could Beneficially Own, in the aggregate, more than 49.5% of the value of the outstanding Shares.

          (b) Prior to the modification of the Ownership Limit pursuant to this
Section 6.2.8, the Board may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure that Company's status as a REIT if the modification in the Ownership Limit were to be made.

          Section 6.2.9. LEGEND. Each certificate for Shares shall bear substantially the following legend:

          The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Company's maintenance of its status as Real Estate Investment Trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain further restrictions and except as expressly provided in the Company's Charter, (i) no Person may Beneficially or Constructively Own Common Stock of the Company in excess of 4.9% (in value or number of shares, whichever is more restrictive) of the outstanding shares of Common Stock unless such Person is an Excepted Holder (in which case the Excepted Holders Limit shall be applicable);
          (ii) with respect to any class or series of Preferred Stock, no Person may Beneficially or Constructively Own more than 9.9% (in value or number of shares, whichever is more restrictive) of the outstanding shares of such class or series of Preferred Stock of the Company, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Shares that would result in the Company being "closely held" under Section 856(h) of the Code or otherwise cause the Company to fail to quality as a REIT; and (iv) no Person may Transfer Shares if such Transfer would result in Shares of the Company being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own Shares which cause or will cause a Person to Beneficially or Constructively Own Shares in excess or in violation of the above limitations must immediately notify the Company. If any of the restrictions on transfer or ownership are violated, the Shares represented hereby will be automatically transferred to a Charitable Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void AB INITIO. A Person who attempts to Beneficially or Constructively Own Shares in violation of the ownership limitations described above shall have no claim, cause of action, or any recourse whatsoever against a transferor of such Shares. All capitalized terms in this legend have the meanings defined in the Company's Charter, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holders of Shares of the Company on request and without charge.

     Section 6.3. TRANSFER OF SHARES IN COMPANY.

          Section 6.3.1. OWNERSHIP IN COMPANY. Upon any purported Transfer or other event described in Section 6.2.1(b) that would result in a transfer of Shares to a Charitable Trust, such Shares shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 6.2.1(b). The Charitable Trustee shall be appointed by the Company and shall be a Person unaffiliated with the Company and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Company as provided in Section 6.3.7.

          Section 6.3.2. STATUS OF SHARES HELD BY THE CHARITABLE TRUSTEE. Shares held by the Charitable Trustee shall be issued and outstanding Shares of the Company. The Prohibited Owner shall have no rights in the Shares held by the Charitable Trustee. The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Charitable Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the Charitable Trust. The Prohibited Owner shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such Shares.

          Section 6.3.3. DIVIDEND AND VOTING RIGHTS. The Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Company that Shares have been transferred to the Charitable Trustee shall be paid with respect to such Shares to the Charitable Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividends or distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Shares have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Company that Shares have been transferred to the Charitable Trustee and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Company has already taken irreversible action, then the Charitable Trustee shall not have the power to rescind and recast such vote. Notwithstanding the provisions of this Article VI, until the Company has received notification that Shares have been transferred into a Charitable Trust, the Company shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

          Section 6.3.4. RIGHTS UPON LIQUIDATION. Upon any voluntary or involuntary liquidation dissolution or winding up of or any distribution of the assets of the Company, the Charitable Trustee shall be entitled to receive, ratably with each other holder of Shares of the class or series of Shares that is held in the Charitable Trust, that portion of the assets of the Company available for distribution to the holders of such class or series (determined based upon the ratio that the number of Shares or such class or series of Shares held by the Charitable Trustee bears to the total number of Shares of such class or series of Shares then outstanding). The Charitable Trustee shall distribute any such assets received in respect of the Shares held in the Charitable Trust in any liquidation, dissolution or winding up of, or distribution of the assets of the Company, in accordance with Section 6.3.5.

          Section 6.3.5. SALE OF SHARES BY CHARITABLE TRUSTEE. Within 20 days of receiving notice from the Company that Shares have been transferred to the Charitable Trust, the Charitable Trustee of the Charitable Trust shall sell the Shares held in the Charitable Trust to one or more Persons, designated by the Charitable Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 6.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 6.3.5. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Charitable Trust and (2) the price per share received by the Charitable Trustee from the sale or other disposition of the Shares held in the Charitable Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Company that Shares have been transferred to the Charitable Trustee, such Shares are sold by a Prohibited Owner, then (i) such Shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such Shares that exceeds that amount that such Prohibited Owner was entitled to receive pursuant to this Section 6.3.5, such excess shall be paid to the Charitable Trustee upon demand. The Charitable Trustee shall have the right and power to offer any Shares held in trust for sale to the Company on such terms and conditions as the Charitable Trustee shall deem appropriate.

          Section 6.3.6. PURCHASE RIGHT IN SHARES TRANSFERRED TO THE CHARITABLE TRUSTEE. Shares transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer until the Charitable Trustee has sold the Shares held in the Charitable Trust pursuant to Section 6.3.5. Upon such a sale to the Company, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distributed the net proceeds of the sale to the Prohibited Owner.

          Section 6.3.7. DESIGNATION OF CHARITABLE BENEFICIARIES. By written notice to the Charitable Trustee, the Company shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) Shares held in the Charitable Trust would not violate the restrictions set forth in Section 6.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in
Section 501(c)(3), 170(b)(1)(A) or 170(c)(2) of the Code.

     Section 6.4. AMEX TRANSACTIONS. Nothing in this Article VI shall preclude the settlement of any transaction entered into through the facilities of the AMEX or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction is so permitted shall not negate the effect of any other provisions of this Article VI and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VI.

     Section 6.5. ENFORCEMENT. The Company is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this
Article VI.

     Section 6.6. NON-WAIVER. No delay or failure on the part of the Company or the Board in exercising any right hereunder shall operate as a waiver of any right of the Company or the Board, as the case may be, except to the extent specially waived in writing.n



                                   ARTICLE VII

                                  STOCKHOLDERS

     Section 7.1. ACTIONS BY STOCKHOLDERS. Notwithstanding any provision of law requiring the authorization of any action by a greater proportion than a majority of the total number of shares of all classes of capital stock or of the total number of shares of any class of capital stock, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, voting as a single class, except as otherwise provided in the Charter.

     Section 7.2. STOCKHOLDERS PROPOSAL. For any stockholder proposal to be presented in connection with an annual meeting of stockholders of the Company, including any proposal relating to the nomination of a Director to be elected to the Board, the stockholders must have given timely written notice thereof in writing to the Secretary of the Company in the manner and containing the information required by the Bylaws. Stockholder proposals to be presented in connection with a special meeting of stockholders will be presented by the Company only to the extent required by Section 2-502 of the MGCL and the Bylaws.

     Section 7.3. ANNUAL MEETING OF STOCKHOLDERS. The first annual meeting of the stockholders of the Company after the Closing Date shall be held in the fourth calendar quarter of 1998.

     Section 7.4. LIMITATION OF DIRECTOR AND OFFICER LIABILITY. To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no Director or officer of the Company shall be personally liable to the Company or its stockholders for money damages. No amendment of the Charter of the Company or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to Directors and officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.

     Section 7.5. INDEMNIFICATION. The Company shall indemnify (A) its Directors and officers, whether serving the Company or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) other employees and agents to such extent as shall be authorized by the Board or the Company's Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contract implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Company or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

     Section 7.6. TRANSACTIONS BETWEEN THE COMPANY AND ITS DIRECTORS, OFFICERS, EMPLOYEES AND Agents. Subject to any express restrictions in the Charter or adopted by the Directors in the Bylaws or by resolution, the Company may enter into any contract or transaction of any kind with any person, including any Director, officer, employee or agent of the Company or any person affiliated with a Director, officer, employee or agent of the Company, whether or not any of them has a financial interest in such transaction.


                                  ARTICLE VIII

                                   AMENDMENTS

     The Company reserves the right from time to time to make any amendments of the Charter which may now or hereafter be authorized by law, including any amendments changing the terms or contract rights, as expressly set forth in the Charter, of any of its outstanding stock by classification, reclassification or otherwise, but no such amendment which changes such terms or contract rights of any of its outstanding stock shall be valid unless such amendment shall have been authorized by not less than a majority of the aggregate number of the votes entitled to be cast thereon, by a vote at a meeting or in writing with or without a meeting.


                                   ARTICLE IX

                       DURATION AND DISSOLUTION OF COMPANY

     The duration of the Company shall be perpetual.


                                    ARTICLE X

                                  SEVERABILITY

     The provisions of the Charter are severable, and if the Board shall determine, with the advice of counsel, that any one or more of such provisions (the "Conflicting Provisions") are in conflict with the Code or other applicable federal or state laws, the Conflicting Provisions, to the extent of the conflict, shall be deemed never to have constituted a part of the Charter, even without any amendment of the Charter pursuant to Article VIII and without affecting or impairing any of the remaining provisions of the Charter or rendering invalid or improper any action taken or omitted prior to such determination. No Director shall be liable for making or failing to make such a determination. In the event of any such determination by the Board, the Board shall amend the Charter in the manner provided in Article VIII.

     If any provision of the Charter shall be held invalid or unenforceable in any jurisdiction, such holding shall apply only to the extent of any such invalidity or unenforceability and shall not in any manner affect, impair or render invalid or unenforceable such provision in any other jurisdiction or any other provision of the Charter in any jurisdiction.